For Immediate Release
OPENTV Acquires Leading Cable Advertising Sales
Management Firm
Company Now Provides Advertising Inventory Management Solutions in 13 of Top 20
Television Markets, Serving Time Warner Cable, Comcast, Cox, Charter and Others
San Francisco, Calif., September 7, 2005 – OpenTV Corp. (NASDAQ: OPTV), a leading provider of technologies and services that enable advanced digital television, today announced it has acquired substantially all of the cable TV advertising inventory management assets of CAM Systems and affiliates, in a cash and stock deal valued at approximately $19.5 million. The deal makes OpenTV a leader in providing technology and services to cable television operators that are central to managing their local cable TV advertising businesses. The transaction also significantly advances OpenTV’s ability to provide interactive, addressable and on-demand advertising services as these markets grow.
“Adding CAM Systems and its customer base to our existing AdVision inventory management portfolio puts us at the heart of the estimated $5 billion local cable advertising market,” said Jim Chiddix, Chairman and Chief Executive Officer of OpenTV. “We are immediately adding Time Warner Cable, Cox and Charter’s advertising sales divisions as new customers, and are extending our existing relationship with Comcast Spotlight. Moreover, we are acquiring a profitable business in a fast-growing market, with great relationships and innovative systems that provide the critical technologies for this market.”
“This transaction is also an important stepping stone toward the provisioning of a complete interactive advertising solution,” Chiddix added. “Interactive, addressable and on-demand advertising will require the ability to manage inventory, track, schedule and invoice the advertisements in order to scale to its full potential. The combination of CAM, our AdVision portfolio and our enhanced advertising technologies gives us the most complete capabilities in the industry.”
CAM Systems provides a broad range of media-management services to the cable and broadcasting industries. Founded by The Lenfest Group in 1996, the company’s Eclipse® Traffic & Billing software is already used to manage local cable ads in 5 of the top 10 U.S. television markets.
The consideration for the transaction consisted of approximately $5 million in cash, subject to certain adjustments, and approximately 5.2 million of OpenTV Class A ordinary shares, which is also subject to certain post-closing adjustments. In connection with the acquisition, the sellers have agreed not to sell any of their shares for at least six months from the close and have been granted registration rights.

About OpenTV
OpenTV is one of the world’s leading providers of technologies and services enabling the delivery of advanced digital television. Deployed in over 58 million digital set-top-boxes in 96 countries, the company’s software enables a “write once, run anywhere” environment for applications including enhanced television, interactive shopping, interactive and addressable advertising, games and gaming, personal video recording, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
Cautionary Language Regarding Forward-Looking Information
The foregoing information may contain “forward-looking statements” – that is, statements that relate, in some way, to future events or that could possibly lead a reader to infer certain facts. There are many uncertainties associated with these statements, and we do not intend to suggest any inferences based simply on the information in this release. We discuss many risks associated with our business in documents we file with the Securities and Exchange Commission, which readers are urged to obtain and review. We do not undertake to update or revise any forward-looking statements.
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Investor Contacts:

Shum Mukherjee	John Buckley / Brad Edwards
OpenTV Corp.	Brainerd Communicators
Tel: +1 (415) 962-5484	Tel: +1 (212) 986-6667
investorrelations@opentv.com	buckley@braincomm.com
edwards@braincomm.com

Press Contacts:

Marc McCarthy	Ray Yeung / Olga Shmuklyer
OpenTV Corp.	Brainerd Communicators
Mobile: #1 (415) 217-9441	Tel: +1 (212) 986-6667
mccarthy@opentv.com	yeung@braincomm.com
shmuklyer@braincomm.com